Exhibit 99.1

Simpson Manufacturing Co., Inc. Announces Fourth Quarter Earnings

          PLEASANTON, Calif., Feb. 1 /PRNewswire-FirstCall/ -- Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD) announced today that its fourth quarter 2006 net sales decreased 11.9% to $179.6 million as compared to net sales of $203.9 million for the fourth quarter of 2005. Net income decreased 13.4% to $18.7 million for the fourth quarter of 2006 as compared to net income of $21.6 million for the fourth quarter of 2005. Diluted net income per common share was $0.38 for the fourth quarter of 2006 as compared to $0.44 for the fourth quarter of 2005. During the full year of 2006, net sales increased 2.0% to $863.2 million as compared to net sales of $846.3 million in 2005. Net income increased 4.2% to $102.5 million in 2006 as compared to net income of $98.4 million in 2005. Diluted net income per common share was $2.10 in 2006 as compared to $2.02 in 2005.

          In the fourth quarter of 2006, sales declined throughout the United States. Sales in Europe, the United Kingdom and Canada increased significantly during the quarter. Simpson Strong-Tie’s fourth quarter sales decreased 8.1% over the same quarter last year, while Simpson Dura-Vent’s sales decreased 31.2%. Sales to contractor distributors had the largest percentage rate decreases reflecting slower homebuilding activity. Dealer distributors also had above average decreases in sales while sales to homecenters were relatively flat. Sales decreased across all of Simpson Strong-Tie’s major product lines, particularly those used in new home construction, including the Strong-Wall product line. Sales of Simpson Strong-Tie’s Quik Drive product line decreased slightly and sales of Anchor Systems products were flat during the fourth quarter of 2006 as compared to the fourth quarter of 2005. Sales of all of Simpson Dura-Vent’s product lines decreased as a result of several factors including the decline in new home construction and lower prices for fuel, such as natural gas.

          Income from operations decreased 12.0% from $32.7 million in the fourth quarter of 2005 to $28.8 million in the fourth quarter of 2006, while gross margins increased from 37.8% in the fourth quarter of 2005 to 39.5% in the fourth quarter of 2006. The increase in gross margins was primarily due to lower manufacturing costs partially offset by higher fixed overhead costs on the lower sales volume. The steel market continues to be dynamic with a high degree of uncertainty. Availability of steel has improved somewhat, but steel prices have not decreased. Since September 30, 2006, total inventories have declined 5.3%. If steel prices increase and the Company is not able to increase its prices sufficiently, the Company’s margins could deteriorate.

          Selling expenses increased 4.8% from $17.3 million in the fourth quarter of 2005 to $18.1 million in the fourth quarter of 2006. The increase was driven primarily by a $1.2 million increase in expenses associated with sales and marketing personnel, partially offset by a decrease in sales commissions of $0.7 million, primarily related to Simpson Dura-Vent sales. General and administrative expenses decreased 14.8% from $23.3 million in the fourth quarter of 2005 to $19.8 million in the fourth quarter of 2006. The decrease was primarily due to a reduction in cash profit sharing and stock compensation costs included in administrative expenses totaling $4.4 million, partially offset by an increase in other personnel costs of $0.8 million. The effective tax rate was 37.5% in the fourth quarter of 2006, up from 36.0% in the fourth quarter of 2005.

          In 2006, sales growth occurred only in the southeastern United States and was flat elsewhere, with the exception of California, where sales decreased somewhat. Sales in Canada and continental Europe were strong and sales in the United Kingdom were up only marginally. In 2006, Simpson Strong-Tie’s sales increased 2.5% over 2005, while Simpson Dura-Vent’s sales decreased 2.2%. Sales to homecenters and dealer and contractor distributors in total were flat in 2006. Sales were mixed across Simpson Strong-Tie’s major product lines. Simpson Strong-Tie’s Quik Drive and Anchor Systems product lines both had increases in sales while sales of products used primarily in new home construction, including the Strong-Wall product line, decreased. Sales of Simpson Dura-Vent’s pellet vent and chimney product lines both increased in 2006 while sales of its gas vent and Direct-Vent products in 2006 decreased when compared to 2005.

          Income from operations increased 5.0% from $153.7 million in 2005 to $161.4 million in 2006, while gross margins increased from 39.1% in 2005 to 40.0% in 2006. This increase in gross margins was primarily due to lower manufacturing costs partially offset by higher fixed overhead costs as a percentage of sales as a result of the lower sales volume in the second half of the year.

          Research and development and engineering expenses increased 32.1% from $14.6 million in 2005 to $19.3 million in 2006. This increase was primarily due to additional staff, bonuses, other personnel costs and product testing totaling $4.5 million. Selling expenses increased 12.3% from $64.3 million in 2005 to $72.2 million in 2006. The increase was driven primarily by a $4.9 million increase in expenses associated with sales and marketing personnel and a $1.8 million increase in promotional costs. General and administrative expenses decreased 8.3% from $100.3 million in 2005 to $92.0 million in 2006. The decrease was primarily due to a reduction in cash profit sharing and stock compensation costs included in administrative expenses totaling $14.0 million, partially offset by increases in other personnel costs of $2.6 million, facility relocation expenses of $1.5 million and professional service expenses of $1.1 million. Interest income, net of interest expense, increased $2.2 million in 2006 as compared to 2005 primarily due to higher interest rates. The effective tax rate was 37.8% in 2006, up from 36.8% in 2005.

          Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, February 2, 2007, at 6:00am Pacific Time. To participate, callers may dial 800-896-8445. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

          This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to differ substantially from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital market conditions; (ix) governmental and business conditions in countries where the Company’s products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

          The Company’s results of operations for the three and twelve months ended December 31, 2006 and 2005 (unaudited), are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,

(Amounts in thousands, except per share data)	2006	2005	2006	2005

Net sales	$179,572	$203,897	$863,180	$846,256
Cost of sales	108,626	126,779	517,885	515,420
Gross profit	70,946	77,118	345,295	330,836
Research and development and engineering expenses	3,917	3,851	19,254	14,573
Selling expenses	18,093	17,260	72,199	64,317
General and administrative expenses	19,832	23,266	91,975	100,261
Loss (gain) on sale of assets	347	80	457	(2,044)
Income from operations	28,757	32,661	161,410	153,729
Income (loss) in equity method investment	33	61	(97)	284
Interest income, net	1,109	955	3,719	1,551
Income before taxes	29,899	33,677	165,032	155,564
Provision for income taxes	11,219	12,112	62,370	57,170
Minority interest	—	—	166	—
Net income	$18,680	$21,565	$102,496	$98,394
Net income per share:
Basic	$0.39	$0.45	$2.12	$2.05
Diluted	0.38	0.44	2.10	2.02
Cash dividend declared per common share	$0.08	$0.08	$0.32	$0.23
Weighted average shares outstanding:
Basic	48,309	48,251	48,300	48,081
Diluted	48,752	48,876	48,891	48,606
Other data:
Depreciation and amortization	$5,436	$4,663	$24,536	$22,370
Pre-tax stock compensation expense	2,058	1,587	7,765	6,385

          The Company’s financial position as of December 31, 2006 and 2005 (unaudited), is as follows:

	December 31,

(Amounts in thousands)	2006	2005

Cash and short-term investments	$148,299	$131,203
Trade accounts receivable, net	95,991	101,621
Inventories	217,608	181,492
Other current assets	17,440	20,139
Total current assets	479,338	434,455
Property, plant and equipment, net	197,180	166,480
Goodwill	44,337	42,681
Other noncurrent assets	14,479	16,099
Total assets	$735,334	$659,715
Trade accounts payable	$22,909	$29,485
Current portion of long-term debt	327	2,186
Other current liabilities	57,019	60,288
Total current liabilities	80,255	91,959
Long-term debt	338	2,928
Other long-term liabilities	1,866	1,362
Minority interest in consolidated variable interest entities	—	5,337
Stockholders’ equity	652,875	558,129
Total liabilities and stockholders’ equity	$735,334	$659,715

          Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

          For further information, contact Barclay Simpson at (925) 560-9032.

SOURCE  Simpson Manufacturing Co., Inc.
          -0-                                                            02/01/2007
          /CONTACT:  Barclay Simpson of Simpson Manufacturing Co., Inc., +1-925-560-9032/
          /Web site:  http://www.strongtie.com /
          (SSD)